Air T, Inc. Reports Third Quarter Fiscal 2025 Results CHARLOTTE, NC, February 12, 2025— Air T, Inc. (NASDAQ: AIRT) is an industrious American company with a portfolio of businesses, each of which is independent yet interrelated. We seek dynamic individuals and teams to operate companies with processes and insights that drive increasing value over time. We believe we can invest corporate resources to help activate growth and overcome challenges. Our core segments are overnight air cargo; ground equipment sales; commercial jet engines and parts; and corporate and other. The company is celebrating the 25th anniversary of its business unit, Contrail, a leading provider of commercial aircraft trading, leasing, and parts solutions and a key contributor to Air T’s long-term growth. Today the Company is announcing results for the fiscal third quarter ended December 31, 2024: • Revenues totaled $77.9 million for the quarter ended December 31, 2024, an increase of $14.1 million, or 22% from the prior year’s comparable quarter. • Operating income was $1.8 million for the quarter ended December 31, 2024, an increase of $3.4 million from the prior year comparable quarter’s operating loss of $1.6 million. • Adjusted EBITDA* profit of $2.7 million for the quarter ended December 31, 2024, compared to an Adjusted EBITDA* loss of $0.1 million in the prior year’s comparable quarter. • The investment balance for the Company’s equity method investees was $18.7 million at December 31, 2024; as compared to $16.7 million million at March 31, 2024. *Adjusted EBITDA is a non-GAAP financial measure; see below for further explanation and reconciliation to GAAP measure. Company Chairman and CEO Nick Swenson commented: “Fiscal 2025 themes continue. Aviation assets are rising in value creating near-term challenges for our customers and ourselves, while requiring careful calibration of future expectations. Our independent-yet- interrelated businesses in the mid-to-end-of-life aviation asset marketplaces are making adjustments to adapt. Notably, Contrail has deleveraged significantly in the past year; and Crestone has both sold aviation assets and added net assets to the portfolio they manage for investment partners. Amidst a challenging sales and margin environment, GGS is working hard on a large number of product-development projects. We don’t believe that we have lost significant market share but rather deicer sales have been weak for all participants. We’re hopeful that this will reverse in the next year. Finally, we expect continued steady growth in our digital revenues. Our investor presentation includes more information with respect to digital revenues.” Business Segment Results Overnight Air Cargo • This segment provides air express delivery services, primarily for FedEx, and repair services. • Revenues for this segment increased 5% to $30.6 million in the quarter ended December 31, 2024, compared to $29.0 million in the prior year’s comparable quarter. The increase was principally attributable to higher administrative fees and pass through revenue due to an increased fleet of 105 aircraft as of December 31, 2024 compared to 85 aircraft as of December 31, 2023. • Adjusted EBITDA* for this segment was $2.0 million for the quarter ended December 31, 2024, an increase of $0.1 million when compared to the prior year’s comparable quarter. Ground Equipment Sales (“GGS”) • This segment—which includes some of the world-leading brands in the category—manufactures mobile deicers and other specialized ground-support equipment. Customers include passenger and cargo airlines, airports, the military, and other industrial customers. • Revenues for this segment totaled $11.8 million for the quarter ended December 31, 2024, up 40% when compared to revenue of $8.4 million in the previous year’s third fiscal quarter. The increase was primarily driven by the higher number of deicing trucks sold and higher parts and service revenue in the current year's quarter compared to the prior year's comparable quarter.

- Adjusted EBITDA* profit for this segment was $0.2 million in the quarter ended December 31, 2024, an increase of $0.7 million compared to the prior year quarter's Adjusted EBITDA* loss of $0.5 million, due primarily to the revenue increase noted above.
- As of December 31, 2024, this segment's order backlog was $12.9 million versus $6.2 million as of December 31, 2023.

Commercial Jet Engines and Parts

- This segment leases commercial jet engines and aircraft; buys, sells and trades in surplus and aftermarket commercial jet engines, engine parts, airframes, and airframe parts, avionics, and other; then delivers the related documents and logistics.
- Revenues for this segment totaled $32.7 million for the quarter ended December 31, 2024, an increase of $8.5 million versus the previous year's fiscal third quarter. This increase was largely attributed to higher component sales at Contrail during the current quarter. We believe this growth is due to airlines prioritizing the maintenance of their existing 737NG and A320CEO fleets as a result of cancellations or delays in new aircraft deliveries from OEMs. Contrail has been able to meet this rising demand by leveraging its inventory and expertise in providing serviceable aftermarket materials.
- Adjusted EBITDA* profit for this segment was $2.9 million for the quarter ended December 31, 2024, an increase of $3.1 million when compared to the prior year quarter's Adjusted EBITDA* loss of $0.2 million, primarily due to the revenue increase noted above.

Corporate and Other

- This segment reflects the Company's activities as a capital allocator and resource for its consolidated businesses. Moreover, Corporate and Other segment also comprises activity related to its smaller businesses and business interests.
- Revenues for this segment totaled $2.8 million for the quarter ended December 31, 2024, an increase of $0.6 million versus the previous year's fiscal third quarter. The increase was primarily attributable to increased software subscriptions at Shanwick driven by its growing customer base.
- This segment's Adjusted EBITDA* for the quarter ended December 31, 2024, represented a loss of $2.5 million in the quarter, an increase of $1.1 million when compared to the prior year's comparable quarter. The increase in Adjusted EBITDA* loss was primarily driven by higher health insurance claims.

Contrail Celebrates 25 Years of Excellence in Commercial Aircraft Trading & Leasing

Acquired by Air T in July 2016, Contrail has been a key player in commercial aircraft trading, leasing, and parts solutions since its founding in 2000. As a core part of Air T's commercial jet engines and parts segment, Contrail specializes in the acquisition of commercial aircraft, jet engines, and components for sale, trading, leasing, and disassembly/overhaul. Over the past eight years as part of Air T, Contrail has demonstrated consistent revenue growth, portfolio expansion, and strong earnings contributions to the Company's overall performance.

Contrail's works primarily with CFM International CFM56-3/-5/-7 and International Aero Engines V2500A5 engines, which power the Boeing 737 Classic / 737 NG and the Airbus A320 family, two of the most widely operated narrow-body aircraft in commercial aviation today.

Financial Highlights:

- **Revenue Growth**: Contrail's revenue has grown at a compound annual growth rate (CAGR) of 42.27% since fiscal year 2017 through fiscal year 2024.

The table below presents Contrail's operating revenue from fiscal year 2017 through fiscal year 2024, and for the nine months ended December 31, 2023 and 2024, respectively, in thousands:

Year ended March 31,								Nine Months Ended December 31,	
2017	2018	2019	2020	2021	2022	2023	2024	2023	2024
$6,226	$20,397	$65,456	$74,141	$31,499	$32,639	$63,582	$73,469	$51,188	$57,188

- **Profitability:** While Contrail faced significant challenges due to COVID-19 shutdowns in fiscal year 2021, they have delivered profitable growth over time, contributing $10.7 million in Operating Income in the most recent nine months ended December 31, 2024.

The table below outlines Contrail's operating income (loss) from fiscal year 2017 through fiscal year 2024, and for the nine months ended December 31, 2023 and 2024, respectively, in thousands:

Year ended March 31,								Nine Months Ended December 31,	
2017	**2018**	**2019**	**2020**	**2021**	**2022**	**2023**	**2024**	**2023**	**2024**
$649	$1,588	$10,510	$9,169	$(3,063)	$5,437	$(783)	$6,142	$2,537	$10,669

Contrail is part of the Company's Commercial Jet Engines and Parts segment. The table below reconciles Contrail's operating revenue and operating income (loss) from the tables above to the total revenue and operating income (loss) of the Commercial Jet Engines and Parts segment, as reported in our 10-Qs and 10-Ks for the respective periods (in thousands):

	Revenue			Operating income (loss)		
Period	**Contrail**	**Other Subsidiaries**	**Segment total**	**Contrail**	**Other Subsidiaries**	**Segment total**
Year ended March 31, 2017	$6,226	$1,237	$7,463	$649	$(114)	$535
Year ended March 31, 2018	20,397	16,366	36,763	1,588	415	2,003
Year ended March 31, 2019	65,456	34,626	100,082	10,510	1,099	11,609
Year ended March 31, 2020	74,141	30,428	104,569	9,169	(1,192)	7,977
Year ended March 31, 2021	31,499	15,294	46,793	(3,063)	(7,819)	(10,882)
Year ended March 31, 2022	32,639	25,050	57,689	5,437	(1,818)	3,619
Year ended March 31, 2023	63,582	38,155	101,737	(783)	(174)	(957)
Year ended March 31, 2024	73,469	52,066	125,535	6,142	(1,973)	4,169
Nine months ended December 31, 2023	51,188	39,275	90,463	2,537	(535)	2,002
Nine months ended December 31, 2024	57,188	34,677	91,865	10,669	(3,280)	7,389

The financial information of Contrail is presented as is, and the Company disclaims any obligation to update in future periods.

Non-GAAP Financial Measures

The Company uses adjusted earnings before taxes, interest, and depreciation and amortization ("Adjusted EBITDA"), a non-GAAP financial measure as defined by the SEC, to evaluate the Company's financial performance. This performance measure is not defined by accounting principles generally accepted in the United States and should be considered in addition to, and not in lieu of, GAAP financial measures.

Management believes that Adjusted EBITDA is a useful measure of the Company's performance because it provides investors additional information about the Company's operations allowing better evaluation of underlying business performance and better period-to-period comparability. Adjusted EBITDA is not intended to replace or be an alternative to operating income, the most directly comparable amounts reported under GAAP.

The table below provides a reconciliation of operating income to Adjusted EBITDA for the periods ended December 31, 2024, and 2023 (in thousands):

	Three months ended		Nine months ended	
	12/31/2024	12/31/2023	12/31/2024	12/31/2023
Operating income (loss)	$ 1,816	$ (1,608)	$ 5,137	$ (189)
Depreciation and amortization (excluding leased assets depreciation)	552	699	2,262	2,088
Asset impairment, restructuring or impairment charges	274	321	776	326
Gain on sale of property and equipment	—	1	(8)	(7)
TruPs issuance expenses	19	185	147	277
Share-based compensation	31	79	48	236
Severance expenses	—	212	217	214
Adjusted EBITDA	$ 2,692	$ (111)	$ 8,579	$ 2,945

The following table shows the Company's Adjusted EBITDA by segment for the periods ended December 31, 2024, and 2023 (in thousands):

	Three months ended		Nine months ended	
	12/31/2024	12/31/2023	12/31/2024	12/31/2023
Overnight Air Cargo	$ 1,981	$ 1,902	$ 5,878	$ 6,044
Ground Equipment Sales	223	(485)	225	(512)
Commercial Jet Engines and Parts	2,948	(121)	8,753	2,888
Corporate and Other	(2,460)	(1,407)	(6,277)	(5,475)
Adjusted EBITDA	$ 2,692	$ (111)	$ 8,579	$ 2,945

NOTE REGARDING STAKEHOLDER QUESTIONS

If you have questions related to this release or other Air T matters, please use our interactive Q&A capability, through Slido.com, accessible from our website, to submit your questions. We intend to keep that link open and available for shareholder questions. Questions submitted through Slido will be answered "live" and in writing at our Annual Meeting, and via a written response on a quarterly basis. Note that legal and pragmatic requirements restrict us from answering every question posted, yet we intend to address all reasonable and relevant questions with a written answer.

ABOUT AIR T, INC.

Established in 1980, Air T Inc. is a portfolio of powerful businesses and financial assets, each of which is independent yet interrelated. Its core segments are overnight air cargo, aviation ground support equipment manufacturing and sales, commercial jet engines and parts, and corporate and other. We seek to expand, strengthen and diversify Air T's after-tax cash flow per share. Our goal is to build Air T's core businesses, and when appropriate, to expand into adjacent and other industries. We seek to activate growth and overcome challenges while delivering meaningful value for all stakeholders. For more information, visit www.airt.net. The information on our website is available for information purposes only and is not incorporated by reference into this press release.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release, including those contained in "Overview," are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the Company's financial condition, results of operations, plans, objectives, future performance and business. Forward-looking statements include those preceded by, followed by or that include the words "believes", "pending", "future", "expects," "anticipates," "estimates," "depends" or similar expressions. These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements, because of, among other things, potential risks and uncertainties, such as:

- An inability to finance our operations through bank or other financing or through the sale of issuance of debt or equity securities;
- Economic and industry conditions in the Company's markets;
- The risk that contracts with FedEx could be terminated or adversely modified;
- The risk that the number of aircraft operated for FedEx will be reduced;
- The risk that GGS customers will defer or reduce significant orders for deicing equipment;
- The impact of any terrorist activities on United States soil or abroad;

• The Company’s ability to manage its cost structure for operating expenses, or unanticipated capital requirements, and match them to shifting customer service requirements and production volume levels; • The Company's ability to meet debt service covenants and to refinance existing debt obligations; • The risk of injury or other damage arising from accidents involving the Company’s overnight air cargo operations, equipment or parts sold and/or services provided; • Market acceptance of the Company’s commercial and military equipment and services; • Competition from other providers of similar equipment and services; • Changes in government regulation and technology; • Changes in the value of marketable securities held as investments; • Mild winter weather conditions reducing the demand for deicing equipment; • Market acceptance and operational success of the Company’s commercial jet engines and parts segment or its aircraft asset management business and related aircraft capital joint venture; and • Despite our current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt, which could further exacerbate the risks associated with our substantial leverage. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur. We are under no obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. CONTACT Tracy Kennedy Chief Financial Officer tkennedy@airt.net 704-264-5102